Exhibit 99.3

FORM 11-K

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to
Commission file number 1-10312

SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

Financial Statements

December 31, 2010, 2009, and 2008

(With Report of Independent Registered Public Accounting Firm Thereon)

FINAL

Report of Independent Registered Public Accounting Firm

The Plan Administrator

Synovus Financial Corp.

  Employee Stock Purchase Plan:

We have audited the accompanying statements of financial condition of the Synovus Financial Corp. Employee Stock Purchase Plan (the Plan) as of December 31, 2010 and 2009, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2010 and 2009, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

April 22, 2011

SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

Statements of Financial Condition

December 31, 2010 and 2009

Assets	2010	2009

Common stock of Synovus Financial Corp., at fair value – 10,013,847 shares (cost $54,610,967) in 2010 and 6,882,871 shares (cost $58,007,250) in 2009	$26,436,556	14,109,885
Dividends receivable	97,580	68,477
Contributions receivable	—	620,761

	$26,534,136	14,799,123

Plan Equity

Plan equity (4,026 and 4,310 participants in 2010 and 2009, respectively)	$26,534,136	14,799,123

See accompanying notes to financial statements.

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SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

Statements of Operations and Changes in Plan Equity

Years ended December 31, 2010, 2009, and 2008

		2010	2009	2008
Investment income (loss):
Dividend income	$	350,235	215,057	1,374,275
Realized loss on withdrawals/distributions to participants (note 7)		(11,657,698)	(14,778,707)	(10,211,752)
Unrealized appreciation (depreciation) of common stock of Synovus Financial Corp. (note 6)		15,722,953	(11,400,381)	(31,191,969)

Total investment income (loss)		4,415,490	(25,964,031)	(40,029,446)

Contributions (note 5):
Participants		10,091,121	11,240,964	12,704,261
Participating Employers		5,047,068	5,621,254	6,352,679

Total contributions		15,138,189	16,862,218	19,056,940

Withdrawals by participants – common stock of Synovus Financial Corp., at fair value (2,978,235 shares in 2010, 1,787,738 shares in 2009, and 1,028,403 shares in 2008) (note 7)		(7,818,666)	(6,118,118)	(10,880,938)

Increase (decrease) in Plan equity		11,735,013	(15,219,931)	(31,853,444)

Plan equity at beginning of year		14,799,123	30,019,054	61,872,498

Plan equity at end of year	$	26,534,136	14,799,123	30,019,054

See accompanying notes to financial statements.

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SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2010, 2009, and 2008

(1)	Description of the Plan

The Synovus Financial Corp. Employee Stock Purchase Plan (the Plan) was implemented as of January 15, 1979. The Plan is designed to enable participating Synovus Financial Corp. (Synovus) and subsidiaries’ employees to purchase shares of Synovus common stock at prevailing market prices from contributions made by them and by Synovus and its subsidiaries and divisions (the Participating Employers).

Synovus serves as the Plan Administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

All employees who work 20 hours per week or more are eligible to participate in the Plan on the first payroll date after completing three months of continuous employment.

Participants contribute to the Plan through payroll deductions as a percentage of compensation. The maximum allowable contribution ranges from 3% to 7% of compensation based on years of service. The minimum allowable contribution is 1% of compensation. Matching contributions to the Plan are to be made by the Participating Employers in an amount equal to one-half of each participant’s contribution. All contributions to the Plan vest immediately.

The Plan provides, among other things, that all expenses of administering the Plan shall be paid by Synovus. Brokers’ fees, commissions, and other transaction costs incurred in connection with the purchase in the open market of Synovus common stock under the Plan are included in the cost of such stock to each participant.

The Plan maintains an account balance for each participant equal to the number of shares of Synovus common stock purchased on his/her behalf, plus related investment income or loss. Each participant has the rights and powers of ordinary Synovus shareholders over the shares of common stock held for his or her benefit in the Plan, including the right to vote his or her shares. Each participant will receive cash dividends, stock dividends, stock splits and similar changes in ownership for the shares held in the Plan to the same extent as other ordinary Synovus shareholders.

The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of Synovus or in a lump-sum cash distribution.

The Plan provides that upon termination of participation in the Plan, each former participant will receive, at his or her discretion, (i) the full number of shares of Synovus common stock held on his or her behalf by the Agent, together with a check for any fractional share interest, or (ii) a lump-sum cash distribution for the proceeds of the sale of all shares held on his or her behalf by the Agent.

Participation in the Plan shall automatically terminate upon termination of a participant’s employment whether by death, retirement, or otherwise.

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SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2010, 2009, and 2008

Synovus reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or her, or his or her Participating Employer prior to the date of such amendment or termination, except as disclosed in Note 8.

Synovus reserves the right to suspend Participating Employer contributions to the Plan if its board of directors feels that Synovus’ financial condition warrants such action.

(2)	Summary of Significant Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

The investment in Synovus common stock is stated at fair value, which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such securities are traded. The December 31, 2010 and 2009 fair values were $2.64 per share and $2.05 per share, respectively.

The Plan’s investment in the common stock of Synovus is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

The realized gain or loss on distributions to participants is determined by computing the difference between the average cost per share and the fair value per share at the date of the distribution to the participants, less transaction costs.

Purchases and sales of Synovus common stock are reflected on a trade-date basis. Dividend income is accrued on the record date.

Contributions by participants and Participating Employers are accounted for on the accrual basis. Withdrawals are accounted for upon distribution. At December 31, 2010 and 2009, Plan investments included 44 shares held by four terminated employees and 5,543 shares held by three terminated employees, respectively, who have not yet requested distribution in accordance with the terms of the Plan.

(3)	Fair Value Measurements

The Plan determines the fair value of its assets consistent with the provisions of the accounting standard for fair value measurements and disclosures. The accounting standard provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy under the accounting standard are described below:

Level 1 – inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Plan has the ability to access.

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SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2010, 2009, and 2008

Level 2 – inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 – inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

In instances where inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s investment in Synovus common stock is considered a Level 1 input under the fair value hierarchy.

Management of the Plan also believes that the carrying amount of the receivables is a reasonable approximation of fair value due to their short-term nature.

(4)	Tax Status of the Plan

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by their Participating Employer. Cash dividends paid on Synovus common stock purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the Synovus common stock purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

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SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2010, 2009, and 2008

(5)	Contributions

Contributions by Participating Employers and by participants are as follows:

	2010		2009		2008
Participating employers	Participating Employers	Participants	Participating Employers	Participants	Participating Employers	Participants
Synovus Financial Corp.	$1,481,410	2,961,989	1,517,566	3,034,999	1,426,799	2,853,998
Columbus Bank and Trust Company	448,428	896,576	477,089	954,170	599,107	1,199,193
Commercial Bank and Trust Company of Troup County	19,954	39,907	21,998	43,970	34,335	68,662
Commercial Bank of Thomasville	38,190	76,372	56,051	112,100	74,832	149,661
SB&T	80,280	160,391	82,649	165,270	62,458	124,909
Sumter Bank and Trust Company	—	—	6,842	13,684	44,819	89,639
The Coastal Bank of Georgia	45,560	91,120	56,556	113,112	74,253	148,502
First State Bank and Trust Company	33,281	66,563	43,962	87,924	47,269	94,536
Cohutta Banking Company	57,683	115,366	63,814	127,627	64,439	128,911
Bank of Coweta	44,815	89,629	53,327	106,662	63,172	126,335
Citizens Bank & Trust of West Georgia	—	—	—	—	70,159	140,306
Synovus Securities, Inc.	128,569	256,984	152,509	304,872	146,233	292,371
Community Bank and Trust of
Southeast Alabama	50,822	101,643	60,296	120,580	58,572	117,143
Tallahassee State Bank	24,219	48,138	26,232	52,464	28,515	57,030
CB&T of Middle Georgia	35,232	70,464	44,687	89,373	61,845	123,688
First Community Bank of Tifton	23,787	47,574	35,288	70,577	45,381	90,760
CB&T of East Alabama	37,664	75,328	44,416	88,833	49,096	98,192
Sea Island Bank	88,042	175,862	100,687	201,373	106,287	212,573
Citizens First Bank	40,279	80,548	39,286	78,572	47,662	95,323
First Coast Community Bank	27,877	55,753	28,665	57,330	32,093	64,140
Bank of Pensacola	—	—	—	—	137,531	275,062
Vanguard Bank and Trust	—	—	—	—	71,095	142,189
The National Bank of Walton County	—	—	—	—	29,204	58,406
AFB&T	192,356	384,640	219,009	438,019	214,628	429,256
First Commercial Bank (Birmingham)	186,942	373,789	218,691	437,380	252,259	504,459
First Bank of Jasper	84,732	169,446	88,337	176,668	96,379	192,750
Sterling Bank	47,386	94,709	57,662	114,631	67,672	134,865
The Bank of Tuscaloosa	29,377	58,753	44,162	88,323	67,584	135,165
First Commercial Bank of Huntsville	78,400	156,800	82,685	165,371	94,867	189,734
Synovus Mortgage Corp.	191,855	383,710	244,529	489,056	195,673	391,313
Citizens & Merchants State Bank	—	—	—	—	23,938	47,876
Synovus Trust Company, N.A.	250,925	501,666	262,998	525,996	317,722	635,388
NBSC	308,645	617,283	340,799	681,599	384,771	769,527
Bank of North Georgia	395,867	791,732	487,986	975,998	562,074	1,124,114
Georgia Bank and Trust	54,170	108,337	56,682	113,363	65,592	131,183
Total Technology Ventures	—	—	2,317	4,634	10,981	21,961
Synovus Insurance of Georgia	—	—	68	136	2,954	5,907
Creative Financial Group	85,003	170,007	92,211	184,423	108,516	216,977
GLOBALT, Inc.	65,918	131,340	71,803	143,317	70,590	139,741
The Bank of Nashville	49,671	99,292	59,001	118,002	73,976	147,941
Synovus Bank of Jacksonville	36,117	72,219	43,203	86,407	48,192	96,385
Trust One Bank	39,540	79,058	55,203	110,171	78,198	156,353
Synovus Insurance of Florida	—	—	—	—	195	388
Synovus Insurance of Alabama	—	—	—	—	84	168
First Florida Bank	—	—	—	—	35,133	70,202
Cohutta Banking Company of Tennessee	—	—	—	—	4,549	9,097
Synovus Bank	123,314	246,621	149,856	299,712	200,996	401,982
Coastal Bank and Trust of Florida	118,383	236,765	130,872	261,745	—	—
Synovus Title II LLC	2,375	4,749	1,260	2,521	—	—

Total contributions	$5,047,068	10,091,121	5,621,254	11,240,964	6,352,679	12,704,261

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SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2010, 2009, and 2008

(6)	Unrealized Appreciation (Depreciation) in Common Stock of Synovus Financial Corp.

Changes in unrealized appreciation (depreciation) in Synovus common stock are as follows:

		2010	2009	2008
Unrealized appreciation (depreciation) at end of year	$	(28,174,412)	(43,897,365)	(32,496,984)
Unrealized appreciation (depreciation) at beginning of year		(43,897,365)	(32,496,984)	(1,305,015)

Unrealized appreciation (depreciation) for the year	$	15,722,953	(11,400,381)	(31,191,969)

(7)	Realized Loss on Withdrawal/Distributions to Participants

The loss realized on withdrawal/distributions to participants is summarized as follows:

		2010	2009	2008
Fair value at dates of distribution or redemption of shares of Synovus common stock	$	7,818,666	6,118,118	10,880,938
Less cost (computed on an average cost basis) of shares of Synovus common stock distributed or redeemed		19,476,364	20,896,825	21,092,690

Total realized loss	$	(11,657,698)	(14,778,707)	(10,211,752)

(8)	Subsequent Events

On February 16, 2011, Synovus’ Board of Directors adopted the Synovus Financial Corp. 2011 Employee Stock Purchase Plan, (2011 ESPP), which, if approved by Synovus’ shareholders, will be effective as of July 1, 2011. Once the 2011 ESPP becomes effective, the existing Plan will terminate.

The material differences between the 2011 ESPP and the existing Plan are as follows:

The 2011 ESPP authorizes Synovus’ Board of Directors to set the matching contribution percentage under the plan within a range of 0% to 50% of each eligible employee’s payroll deductions versus a fixed matching contribution of 50% of each eligible employee’s payroll deductions under the existing Plan. While Synovus expects the Board to maintain the matching contribution percentage at the 50% level at this time, the 2011 ESPP provides flexibility to allow the Board, if circumstances warrant, to reduce the matching contribution without further amendments to the 2011 ESPP.

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SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2010, 2009, and 2008

Purchases under the 2011 ESPP will be made on a quarterly basis, instead of a bi-weekly basis (after each payroll). If the 2011 ESPP is approved by Synovus’ shareholders, Synovus expects that the first quarterly purchase under the ESPP will be made on or about October 1, 2011.

The 2011 ESPP caps the amount of annual compensation that may be taken into account for any purpose under the 2011 ESPP at $250,000, while the existing Plan has no cap on the amount of compensation, and thus no cap on the number of shares that could be purchased by an eligible employee under the existing Plan.

The 2011 ESPP requires that Synovus shares purchased under the 2011 ESPP must be held for six months, which is not required under the existing Plan. During this six month holding period, the shares cannot be sold, transferred, assigned, pledged, or otherwise disposed of in any manner. The Board believes that this holding period better aligns the ESPP with its objective of aligning the long-term interests of Synovus employees with those of Synovus shareholders.

Management intends to transfer the assets and all participant accounts of the existing Plan to the 2011 ESPP as of the effective date of the 2011 ESPP.

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